NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON LAND SALE

NEW YORK, NEW YORK (August 7, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it closed on the sale of approximately 76 acres of undeveloped land in Southwick, Massachusetts for approximately $2.1 million in cash, before transaction costs. The purchaser is a regional utility company that has indicated that it intends to install a solar generation facility on the land acquired. At closing, the sale proceeds were placed in escrow for the potential purchase of a replacement property under a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. If a Section 1031 like-kind exchange is not completed, the escrowed funds would be returned to Griffin. Griffin expects to record a pretax gain of approximately $1.9 million on this transaction in the third quarter of the fiscal year ending November 30, 2017.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the amount of the expected pretax gain on the sale of approximately 76 acres of undeveloped land in Southwick, Massachusetts and the potential purchase of a replacement property under a Section 1031 like-kind exchange. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risks that the amount of the pretax gain on the sale of approximately 76 acres of undeveloped land in Southwick, Massachusetts will be less than expected and that a replacement property under a Section 1031 like-kind exchange will not be purchased, and the important factors described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.